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September 19, 1996


IDS Certificate Company
IDS Tower 10
Minneapolis, MN  55440-0010


Ladies and Gentlemen:

I have examined or caused to be examined the Certificate of Incorporation and the By-Laws of IDS Certificate Company (the
"Company") and all necessary certificates, documents and records of the Company, and the applicable statutes of the State of Delaware, and it is my opinion that:

(a) IDS Certificate Company is a corporation duly organized and existing under the laws of the State of Delaware; and

(b) Face-amount certificate known as IDS Preferred Investors Certificate, when sold in accordance with applicable federal and state securities laws and issued in accordance with all the terms described in the prospectus for IDS Preferred Investors Certificate contained in Pre-Effective Amendment No. 1, dated September 19, 1996, to Registration Statement No. 333-9611 for said Certificate, filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, will be legally issued, fully paid and nonassessable.

I am a member of the bar of the State of Minnesota and my opinion is limited to federal laws, the laws of the State of Minnesota, and the General Corporation Law of the State of Delaware.

I hereby consent that the foregoing opinion may be used in connection with registering said certificate.

Very truly yours,

/s/ Bruce Kohn

Bruce Kohn
Vice President and General Counsel
(612)671-2221